EXHIBIT 99.1

[Logo of Tularik]

Contacts:	Tularik Inc. Traci McCarty (investors/media) 650-825-7182

Tularik Announces 2003 Second Quarter Results

South San Francisco, Calif.—July 16, 2003—Tularik Inc. (Nasdaq: TLRK) today reported results for the three and six months ended June 30, 2003. Revenue for the quarter was $5.2 million, compared to 2002 second quarter revenue of $6.6 million. Net losses for the quarter were $29.5 million, or $0.53 per share, compared to a net loss of $24.4 million, or $0.48 per share, for the same period in 2002. At June 30, 2003, Tularik had $174.2 million in cash, cash equivalents and marketable securities, including $15.9 million attributable to Tularik’s majority-owned subsidiary, Cumbre Inc.

Second Quarter Highlights:

•	The Company announced on May 21, 2003 that it had signed an agreement with Amgen Inc. (Nasdaq: AMGN) to collaborate on the discovery, development and commercialization of therapeutics aimed at oncology targets. Over the five year term of the agreement, Amgen will provide $50 million in research funding and will purchase a total of $75 million in Tularik stock. In addition, Tularik will receive up to $21 million per target upon the achievement of preclinical, clinical and regulatory milestones, as well as significant royalty payments. As of June 30, 2003, Tularik had received $35 million related to the initial stock purchase. The common stock purchase price in excess of fair value was recorded as a premium and will be amortized to revenue over the term of the collaboration. Not included in the June 30, 2003 cash and cash equivalents balance was $10 million in research funding received in the first week of July.

•	In separate transactions, Amgen also purchased nine million shares of Tularik’s common stock from Zurich Kantonal Bank. Six million shares were acquired by Amgen on May 21, and three million shares were acquired on July 8 following the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In aggregate, along with the completion of the initial three and one half million share equity investment in Tularik, Amgen now owns approximately 21.2% of Tularik stock.

•	During the quarter, all four of the Company’s clinical programs moved forward. In the cancer area, Tularik continued to open new trial sites and enroll patients in its pivotal trial with T67 for the treatment of hepatocellular carcinoma (HCC). The Company will provide an enrollment update at year-end.

•	T607, an analog of T67, continued to move forward in Phase 2 studies in HCC, ovarian cancer, gastric cancer and esophageal cancer. At the end of the year, the Company will provide an update on further development plans for T607.

•	In the immune disorders area, Tularik continued enrollment in the Phase 1 multiple, ascending-dose study with T487, its novel drug candidate for the treatment of inflammatory diseases. T487 is an antagonist to CXCR3, a chemokine receptor implicated in rheumatoid arthritis, psoriasis, inflammatory bowel disease and other conditions. The Company expects to complete Phase 1 and initiate Phase 2 studies later in 2003.

•	During the quarter, Tularik initiated a Phase 1 multiple, ascending dose study with T131, a drug candidate for the treatment of type 2 diabetes. T131 acts through PPARg (peroxisome proliferator-activated receptor gamma), a target involved in the body’s ability to respond to insulin. T131 has a novel chemical structure and interacts with PPARg differently from currently approved drugs, including Actos® and Avandia®. Preclinical studies comparing T131 to Avandia® demonstrate that T131 has equal efficacy and a better side effect profile. The Company intends to complete Phase 1 and initiate Phase 2 studies later in 2003.

Financial Results

Revenue from collaborative research and development for the second quarter of 2003 was $5.2 million, compared to revenue in the second quarter of 2002 of $6.6 million. Revenue from collaborative research and development for the six-month period ended June 30, 2003 was $10.3 million, compared to revenue of $12.8 million for the same period in 2002. Revenue included payments for research collaborations with Japan Tobacco, Medarex, Inc. and Sankyo Company, Ltd. The decline in collaborative research revenues for the second quarter of 2003 as compared to the second quarter of 2002 was a result of the expiration of our collaboration with Roche in July 2002. Since the equity investment portion of the Amgen transaction did not close until late in the quarter, revenues related to the Amgen collaboration were not significant.

Total research and development expenses for the three- and six-month periods ended June 30, 2003 increased to $31.7 million and $60.0 million, from $28.6 million and $53.8 million for the respective periods in 2002. The increased research and development expenses are primarily attributable to clinical trial costs. Additionally, as a majority stockholder of Cumbre Inc., Tularik continued to consolidate 100% of the expenses incurred at Cumbre Inc. Headcount growth at Cumbre Inc. contributed to the increase in research and development expenses.

Total general and administrative expenses for the three- and six-month periods ended June 30, 2003 remained relatively flat at $3.1 million and $6.1 million, compared to $3.3 and $6.0 million for the respective periods in 2002.

Interest income for the three- and six-month periods ended June 30, 2003 decreased to $0.4 million and $1.2 million, from $1.3 million and $2.9 million for the respective periods in 2002. The decrease was due to lower cash and investment balances, as well as lower yields on our investment portfolio.

In addition, the Company reiterated that under the terms of the option exchange program described in the Company’s tender offer documents filed with the SEC on December 19, 2002 replacement options will be granted to participating non-executive employees on July 18, 2003. The exercise price of the replacement options will be the closing price of our common stock on July 17, 2003.

About Tularik

Tularik is engaged in the discovery and development of a broad range of novel and superior orally available medicines that act through the regulation of gene expression. Tularik’s scientific platform is focused on three therapeutic areas: cancer, immunology and metabolic disease. The Company currently has four drug candidates in clinical trials. In the cancer area, Tularik is currently conducting a pivotal study of T67 for the treatment of hepatocellular carcinoma (HCC) and Phase 2 trials with T607 for the treatment of HCC, ovarian cancer, gastric cancer and esophageal cancer. T487, for the treatment of inflammatory diseases, and T131, for the treatment of type 2 diabetes, are in Phase 1 trials to evaluate safety and pharmacokinetic parameters. For more information, visit Tularik’s Internet website at www.tularik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Tularik to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Tularik’s SEC reports, including the report on Form 10-Q for the quarter ended March 31, 2003.

TULARIK INC.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative research and development	$5,233	$6,575	$10,294	$12,751
Technology license fee	—	—	1,600	—

	5,233	6,575	11,894	12,751

Operating expenses:
Research and development	31,657	28,580	59,986	53,824
General and administrative	3,119	3,288	6,095	6,002

	34,776	31,868	66,081	59,826

Loss from operations	(29,543)	(25,293)	(54,187)	(47,075)
Interest and other income	403	1,329	1,242	2,948
Interest expense	(389)	(402)	(795)	(794)

Net loss	$(29,529)	$(24,366)	$(53,740)	$(44,921)

Basic and diluted amounts per share:
Net loss	$(0.53)	$(0.48)	$(0.97)	$(0.89)

Weighted-average shares used in computing basic and diluted net loss per share	55,658,173	50,407,989	55,381,887	50,209,366

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2003	December 31, 2002
	(unaudited)	(Note)
Cash and cash equivalents	$107,755	$95,670
Investments	58,484	81,030
Other current assets	15,609	4,600

Total current assets	181,848	181,300

Property and equipment, net	28,983	31,188
Non-current and restricted investments	13,900	17,359
Other assets	6,484	6,460

Total assets	$231,215	$236,307

Liabilities and stockholders’ equity:
Current liabilities	$52,106	$33,786
Long-term obligations	33,264	27,539
Minority interest	26,250	26,250
Stockholders’ equity	119,595	148,732

Total liabilities and stockholders’ equity	$231,215	$236,307

(Note): Derived from audited consolidated financial statements at that date.